Exhibit 10.1
EQUITY ISSUANCE AGREEMENT
This Equity Issuance Agreement (this “Agreement”) is dated as of December 28, 2021, between AgileThought, Inc., a Delaware corporation (the “Company”), and Monroe Capital Management Advisors, LLC, in its capacity as Administrative Agent under the Credit Agreement referred to below (in such capacity, the “Administrative Agent”).
WHEREAS, on November 15, 2021, the Company entered into the Tenth Amendment to Amended and Restated Credit Agreement (as further amended, the “Credit Agreement”), by and among IT GLOBAL HOLDING LLC, a Delaware limited liability company, 4TH SOURCE LLC, a Delaware limited liability company, AGILETHOUGHT, LLC, a Florida limited liability company, AN EXTEND, S.A. de C.V., a sociedad anonima de capital variable incorporated under the laws of Mexico, AN EVOLUTION S. DE R.L. DE C.V., a sociedad de responsabilidad limitada de capital variable incorporated under the laws of Mexico, AN GLOBAL LLC, a Delaware limited liability company, the Company, the Guarantors (as defined in the Credit Agreement) listed on the signature pages thereto, the financial institutions party thereto as lenders, and MONROE CAPITAL MANAGEMENT ADVISORS, LLC, a Delaware limited liability company, as Administrative Agent for the lenders;
WHEREAS, the Credit Agreement provides that, on or before December 17, 2021 (or such later date as may be approved by the Administrative Agent in its sole discretion), the Company shall issue $30,000,000 worth of the Company’s Class A Common Stock, par value $0.0001 (the “Common Stock”), to the Administrative Agent, subject to the conditions described in the Credit Agreement;
WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue to the Administrative Agent, and the Administrative Agent desires to accept from the Company, shares of Common Stock as more fully described in this Agreement; and
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and the Credit Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Administrative Agent agree as follows:
ARTICLE I.
DEFINITIONS
1.1    Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1.
“Closing Date” means the Business Day on which all conditions precedent to the Administrative Agent’s and the Company’s obligations, in each case, have been satisfied or waived, but in no event later than the third Business Day following the date hereof.
“Commission” means the United States Securities and Exchange Commission.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Registration Rights Agreement” means the registration rights agreement between the Company and the Administrative Agent, executed in connection with the transactions contemplated in this Agreement.
“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).
“Transfer” means the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise.
“Transfer Agent” means Continental Stock Transfer & Trust Company and any successor transfer agent of the Company.
ARTICLE II.
CLOSING AND ISSUANCE
2.1    Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to issue, and the Administrative Agent agrees to accept 4,439,333 shares of Common Stock (the “Securities”). The Company and the Administrative

Agent shall deliver the other items set forth in Section 2.2 at the Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of counsel for the Company or such other location as the parties shall mutually agree.
2.2    Deliveries.
(a)    On or prior to the Closing Date, the Company shall deliver or cause to be delivered to the Administrative Agent the following:
(i)    this Agreement duly executed by the Company;
(ii)    the Securities, which shares shall be registered on the books of the Transfer Agent, and shall deliver, or cause to be delivered, to the Administrative Agent a statement evidencing such issuance; and
(iii)    the Registration Rights Agreement in the form of Exhibit A attached hereto, duly executed by the Company.
(b)    On or prior to the Closing Date, the Administrative Agent shall deliver or cause to be delivered to the Company the following:
(i)    this Agreement duly executed by the Administrative Agent; and
(iii)    the Registration Rights Agreement in the form of Exhibit A attached hereto, duly executed by the Administrative Agent.
2.3    Closing Conditions.
(a)    The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:
(i)    the accuracy in all material respects on the Closing Date of the representations and warranties of the Administrative Agent contained herein (unless as of a specific date therein, and interpreted without giving effect to any materiality qualification contained therein);
(ii)    all obligations, covenants and agreements of the Administrative Agent required to be performed at or prior to the Closing Date shall have been performed; and
(iii)    the delivery by the Administrative Agent of the items set forth in Section 2.2(b) of this Agreement.
(b)    The obligations of the Administrative Agent hereunder in connection with the Closing are subject to the following conditions being met:
(i)    the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein, and interpreted without giving effect to any materiality qualification contained therein);

(ii)    all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed; and
(iii)    the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties of the Company. The Company hereby represents and warrants as of the date hereof and as of the Closing Date to the Administrative Agent as follows:
(a)    Organization; Authority. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement and performance by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed by the Company, and when delivered by the Company in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.
(b)    Non-Contravention. The execution and delivery of this Agreement does not, and the issuance of the Securities will not, (i) violate the Company’s certificate of incorporation or bylaws, (ii) violate any law or regulation applicable to the Company or order or decree of any court or public authority having jurisdiction over the Company, or (iii) result in a breach of any material mortgage, indenture, contract, agreement or undertaking to which the Company is a party or by which it is bound.
3.2    Representations and Warranties of the Administrative Agent. The Administrative Agent hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein):
(a)    Organization; Authority. The Administrative Agent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full limited liability company power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement and performance by the Administrative Agent of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company action on the part of the Administrative Agent. This Agreement has been duly executed by the Administrative Agent, and when delivered by the Administrative Agent in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Administrative Agent, enforceable against it in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(b)    Understandings or Arrangements. The Administrative Agent is acquiring the Securities as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the Securities (this representation and warranty not limiting the Administrative Agent’s right to sell the Securities pursuant to any effective registration statement filed pursuant to the Registration Rights Agreement or otherwise in compliance with applicable federal and state securities laws).
(c)    Status. At the time the Administrative Agent was offered the Securities, it was, and as of the date hereof it is, either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. The Administrative Agent is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.
(d)    Experience of the Administrative Agent. The Administrative Agent, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Administrative Agent is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.
(e)    Non-Registration of Securities. The Administrative Agent understands that issuance of the Securities is not being registered with the Commission and that accordingly the Administrative Agent must hold the Securities indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Administrative Agent represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby.
ARTICLE IV.
OTHER AGREEMENTS
4.1    Furnishing of Information. Until the time that the Administrative Agent does not hold any Securities, the Company covenants to file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as the Administrative Agent owns any Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Administrative Agent and make publicly available in accordance with Rule 144(c) such information as is required for the Administrative Agent to sell the Securities, including without limitation, under Rule 144. The Company further covenants that it will take such further action as the Administrative Agent may reasonably request, to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act, including without limitation, within the requirements of the exemption provided by Rule 144.
4.2    Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the issuance of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

4.3    Listing of Common Stock. The Company hereby agrees to use reasonable best efforts to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed, and prior to the Closing, the Company shall apply to list all of the Securities on such Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will then include in such application all of the Securities, and will take such other action as is necessary to cause all of the Securities to be listed or quoted on such other Trading Market concurrently with such listing or quotation.
4.4    Delivery of Securities after Closing. The Company shall deliver, or cause to be delivered, the Securities to the Administrative Agent within three Business Days of the Closing Date. The Securities, together with any additional shares of Common Stock issued as provided in Section 4.6, shall, upon issuance in the manner set forth in Section 2.2(a)(ii) and without further action on the part of the Company or the Administrative Agent, become “Monroe Supporting Shares” for all purposes of the Credit Agreement.
4.5    Nasdaq Limitations. Notwithstanding anything to the contrary in this Agreement, the Credit Agreement or the Monroe Warrants (as defined in the Credit Agreement), during such time as the Company’s shares are listed for trading on The Nasdaq Capital Market (or any other securities exchange with similar restrictions), the Administrative Agent shall have no right to receive from the Company, including the Securities and the shares underlying the Monroe Warrants, more than 19.999% of the amount of Common Stock of the Company issued and outstanding on November 15, 2021, when taken together with any shares issued pursuant to the Second Lien Agreement (as defined in the Credit Agreement), unless the Company’s shareholders shall have approved the transactions contemplated hereby and by the Monroe Warrants. The foregoing shall not in any way limit the Administrative Agent’s ability to pursue any remedies against the Company pursuant to the terms of this Agreement or the Monroe Warrants for failure to deliver shares of Common Stock in accordance with the terms of such documents.
4.6    Issuance of Additional Securities. Pursuant to Section 10.16.2(c) of the Credit Agreement, the Company may, at its option, issue additional shares of Common Stock to the Administrative Agent upon two Business Days written notice to the Administrative Agent. Such additional shares of Common Stock shall, upon issuance in the manner set forth in Section 2.2(a)(ii) and without further action on the part of the Company or the Administrative Agent, become “Securities” for all purposes of this Agreement and “Monroe Supporting Shares” for all purposes of the Credit Agreement. The representations and warranties of the Company and the Administrative Agent in this Agreement shall be deemed to be re-made as of the date of any such additional issuance.
4.7    Restriction on Sale of Securities. The Administrative Agent hereby agrees and covenants that, it will not, during the period from the date of the Closing and ending on the earlier of (i) August 29, 2022 or (ii) the occurrence of an Event of Default (as defined in the Credit Agreement) (the “Lock-Up Period”), Transfer any of the Securities (a “Prohibited Transfer”), except to a permitted assignee pursuant to Section 5.6. If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Securities as one of its shareholders for any purpose. The foregoing restriction is expressly agreed to preclude the Administrative Agent from engaging in any hedging or other transaction with respect to Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Securities even if such Securities would be disposed of by someone other than the Administrative Agent. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Securities, or with respect to any security that includes, relates to, or derives any significant part of its value from such

Securities. In order to enforce this Section 4.7, the Company may impose stop-transfer instructions with respect to the Securities until the end of the Lock-Up Period, as well as include customary legends on any certificates for any of the Securities reflecting the restrictions under this Section 4.7.
4.8    Proceeds upon Sale of Securities. Pursuant to Section 10.16.2(a) of the Credit Agreement, upon disposing of any Securities, the Administrative Agent shall apply 100% of the net proceeds from such disposition as the mandatory prepayment of the Loans (as defined in the Credit Agreement) required by Section 6.2.2(b)(vii) of the Credit Agreement and, if such proceeds exceed the then-existing Obligations (as defined in the Credit Agreement), the Administrative Agent shall remit such excess amount to the Company.
4.9    Return of Securities. Pursuant to Section 10.16.2(b) of the Credit Agreement, upon Payment in Full (as defined in the Credit Agreement), the Administrative Agent shall return to the Company any Securities that have not been disposed of in accordance with Section 4.8 of this Agreement and Section 10.16 of the Credit Agreement.
4.10    Voting. The Administrative Agent shall not exercise any voting rights with respect to the Securities, including by granting or purporting to grant any proxy with respect to the Securities, depositing the Securities into a voting trust or entering into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Securities, in each case, with respect to any matter.
4.11    Dividends and Distributions. Any dividends, whether cash dividends or stock dividends, stock splits, and any other distributions from or under the Securities, received by the Administrative Agent from time to time during the term of this Agreement shall be, (a) with respect to cash dividends or distributions, applied as the mandatory prepayment of the Loans (as defined in the Credit Agreement) or (b) with respect to stock dividends, splits or distributions, added to and become a part of the Securities (and, as such, shall become subject to the terms of this Agreement).
4.12    Tax Treatment. Notwithstanding any other provision of this Agreement, the parties hereto acknowledge and agree that, for U.S. federal and applicable state and local tax purposes: (i) the Securities shall not be treated as outstanding, and (ii) a disposition of the Securities by the Administrative Agent and the application of the net proceeds from such disposition as a repayment of the Loans (as defined in the Credit Agreement) shall be treated as an initial issuance of the Securities by the Company and a repayment of the Loans by the Company with the proceeds of such issuance. The parties hereto agree not to report or take any position for U.S. federal and applicable state and local tax purposes that is inconsistent with such intended tax treatment.
ARTICLE V.
MISCELLANEOUS
5.1    Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Administrative Agent.
5.2    Entire Agreement. This Agreement, together with the Credit Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. In the event of any conflict between this Agreement, on the one hand, and the Credit Agreement, on the other hand, the provisions of this Agreement shall control.
5.3    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (c) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.
5.4    Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Company and the Administrative Agent. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.
5.5    Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
5.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Administrative Agent (other than by Acquisition (as defined in the Credit Agreement)). The Administrative Agent may not assign this Agreement or any of the rights or obligations hereunder without the prior written consent of the Company other than an assignment in whole, but not in part, to (a) any Affiliate of the Administrative Agent, (b) any Person that is a permitted Assignee (as defined in the Credit Agreement) under the Credit Agreement, or (c) any successor administrative agent appointed pursuant to the Credit Agreement, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of this Agreement that apply to the Administrative Agent and the provisions of the Credit Agreement that apply to the obligations of the Administrative Agent with respect to the Securities.
5.7    No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
5.8    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.
5.9    Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
5.10    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
5.11    Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Administrative Agent and the Company will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.
5.12    Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.
5.13    Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.
5.14    WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY

ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.
(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Equity Issuance Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

AGILETHOUGHT, INC.

By: /s/ Manuel Senderos
Name: Manuel Senderos
Title: President

MONROE CAPITAL MANAGEMENT ADVISORS, LLC,
as Administrative Agent

By: /s/ Jeffrey Cupples
Name: Jeffrey Cupples
Title: Managing Director

EXHIBIT A

Registration Rights Agreement